EXHIBIT C (1)

          Form of Flexible Premium Variable Life Insurance Policy (1VUL1294)

One Alico Plaza
P.O. Box 667
Wilmington, Delaware 19899
A capital stock company

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We agree to pay the  Insurance  Benefit of this  Policy and to provide its other benefits and rights in accordance with its provisions.

                 Flexible Premium Variable Life Insurance Policy

This is a flexible premium variable life insurance policy. You can, within limits: o increase or decrease the Face Amount; o pay Premium at any time and in any amount; o change the Death Benefit Option; o change the allocation of Net Premiums among Your investment options; and o transfer amounts among Your investment options.

All of these rights and benefits are subject to the terms and conditions of this Policy. All requests for Policy changes are subject to Our approval and may require evidence of insurability.

We will put Your Net Premiums paid prior to the Allocation Date into the Money Market Subaccount. On the Allocation Date all such Premiums will then be allocated in accordance with directions contained in Your Policy application.

The portion of Your Policy Account Value that is in a Subaccount will vary up or down depending on the unit value of such Subaccount, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to such portion of Your Policy Account Value.

The portion of Your Policy Account Value that is in Our Guaranteed Account will accumulate, after deductions, at rates of interest We determine. Such rates will not be less than 4% per year, compounded annually.

The amount and duration of the Death Benefit may be variable or fixed as described in this Policy.

Please Read This Policy With Care. A Table Of Contents is on Page 2. A policy summary is also on Page 2.

Right To Examine This Policy. You may examine this Policy and if for any reason You are not satisfied with it You may cancel it by returning this Policy with a written request for cancellation to Our Administrative Office no later than the later of (a) 10 days after You receive it; or (b) 45 days after the application was signed. If You do this, We will refund the Premiums that were paid on this Policy.

   /s/ Elizabeth M. Tuck                         /s/ RJ O'Connell
     Elizabeth M. Tuck                             RJ O'Connell
         Secretary                                  President

CONTENTS

Policy Summary                                                              2
Policy Information                                                          3
Table Of Expense Charges                                                    4
Table Of Maximum Surrender Charges                                          5
Table Of Guaranteed Maximum Cost Of Insurance Rates                         6
Definitions                                                                 7
Policy Owner And Beneficiary Provisions                                     9
The Benefits We Pay                                                         9
Changing The Face Amount Or The Death Benefit Option                        11
The Premiums You Pay                                                        12
Your Policy Account Value And How It Works                                  13
Your Investment Options                                                     14
Your Policy Account Value                                                   15
The Cash Surrender Value Of This Policy                                     16
How A Loan Can Be Made                                                      18
Our Separate Account                                                        19
Our Annual Report To You                                                    19
How Benefits Are Paid                                                       20
Other Important Information                                                 20

A copy of the application for this Policy and any additional benefit riders are at the back of this Policy.


                                 POLICY SUMMARY

     The Premiums You pay into this Flexible Premium Variable Life Insurance Policy, after deductions are made in accordance with the Table Of Expense Charges in the Policy Information section, are put into Your Policy Account Value. Amounts in Your Policy Account Value are allocated at Your direction to one or more Subaccounts and to Our Guaranteed Account.

     The Subaccounts invest in shares of registered investment companies whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

     The Guaranteed Account earns interest at rates We declare in advance. The rates are guaranteed not to be less than 4% per year, compounded annually. The principal, after deductions, is also guaranteed.

     The duration of life insurance coverage depends upon the Net Cash Surrender Value.

     If Death Benefit Option I is in effect, the Death Benefit is the Face Amount, and the amount of the Death Benefit is fixed except when it is a percentage of Your Policy Account Value. If Death Benefit Option II is in effect, the Death Benefit is the Face Amount plus Your Policy Account Value. The amount of the Death Benefit under Death Benefit Option II is variable.

     We make monthly deductions from Your Policy Account Value to cover the cost of the benefits provided by this Policy. If You give up this Policy for its Net Cash Surrender Value, make a Partial Surrender, reduce the Face Amount, or if this Policy ends without value at the end of the Grace Period, We may deduct a surrender charge from Your Policy Account Value.

     This is only a summary of what this Policy provides. You should read the entire Policy carefully. Its terms govern Your rights and Our obligations.

POLICY INFORMATION

      INSURED PERSON         [JOHN DOE]  AGE [35] SEX [MALE] [N O N S M O K E R]

               OWNER         [JOHN DOE]

         FACE AMOUNT         [$100,000]

DEATH BENEFIT OPTION         [I] (SEE PAGE 10)

       POLICY NUMBER         [XX XXX XXX]

         BENEFICIARY         [JANE DOE]

         POLICY DATE         [JANUARY 1, 1995]

          ISSUE DATE         [JANUARY 1, 1995]

    INSURED PERSON'S
  STATE OF RESIDENCE         [SPECIMEN]

    SEPARATE ACCOUNT         [VARIABLE ACCOUNT II]

   PARTIAL SURRENDER         MINIMUM PARTIAL SURRENDER IS [$500]

         POLICY LOAN         MINIMUM LOAN IS [$500]

         POLICY LOAN
       INTEREST RATE         [8%]

            TRANSFER         MINIMUM TRANSFER AMOUNT IS [$250]

AN INITIAL PREMIUM OF [$800.00] IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

[THE PLANNED PERIODIC PREMIUM OF [$800.00] IS PAYABLE [QUARTERLY]]. THE MINIMUM PREMIUM WHICH WE WILL ACCEPT AT ANY TIME IS [$50].

ANY ADDITIONAL BENEFIT ARE RIDERS LISTED BELOW.



THE PREMIUM SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE TO THE MATURITY DATE, WHICH IS THE POLICY ANNIVERSARY FOLLOWING THE INSURED PERSON'S ATTAINED AGE 99. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE TIMING, FREQUENCY, AND AMOUNT OF PREMIUM; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GUARANTEED ACCOUNT AND IN THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS; (4) CHANGES IN THE MONTHLY COST OF INSURANCE DEDUCTIONS FROM THE POLICY ACCOUNT VALUE FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL SURRENDER ACTIVITY.


                          POLICY INFORMATION CONTINUED

                            TABLE OF EXPENSE CHARGES

DEDUCTIONS FROM PREMIUMS:

     CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 15):

          [2.00%] OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO
          CONFORM TO CHANGES IN THE LAW OR IF THE OWNER CHANGES PLACE OF RESIDENCE.

     PREMIUM CHARGE.

          [5.00%] OF EACH PREMIUM. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN 5.00%.

DEDUCTIONS FROM YOUR POLICY ACCOUNT VALUE:

     ADDITIONAL FIRST YEAR ADMINISTRATIVE CHARGE:

          [$20.00] IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

     ADMINISTRATIVE CHARGE:

          [$7.50] IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING EACH POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $15.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS: ON PAGE 20.

     PARTIAL SURRENDER;

          $25.00 IS DEDUCTED WHENEVER THERE IS A PARTIAL SURRENDER. THERE ALSO MAY BE A PARTIAL SURRENDER CHARGE AS DESCRIBED IN "PARTIAL SURRENDER" ON PAGE 17.

     INCREASES IN FACE AMOUNT THAT YOU ASK FOR:

          [$20.00] A MONTH IS DEDUCTED FOR THE 12 MONTHS IMMEDIATELY FOLLOWING THE EFFECTIVE DATE OF THE INCREASE. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $25.00 A MONTH.

    TRANSFERS:

          WE RESERVE THE RIGHT TO DEDUCT UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS. HOWEVER WE WILL NOT MAKE A CHARGE FOR THE FIRST [6] TRANSFERS IN ANY POLICY YEAR.

    LOANS:

          $25.00 IS DEDUCTED FOR EACH LOAN MADE.

                          POLICY INFORMATION CONTINUED


                       TABLE OF MAXIMUM SURRENDER CHARGES

POLICY                                 MINIMUM             POLICY                                 MINIMUM
YEAR             FACTOR                CHARGE              YEAR               FACTOR              CHARGE

1                100%                  $1,086.94           9                  60%                 $652.16
2                100%                  $1,086.94           10                 50%                 $543.47
3                100%                  $1,086.94           11                 40%                 $434.78
4                100%                  $1,086.94           12                 30%                 $326.08
5                100%                  $1,086.94           13                 20%                 $217.39
6                 90%                  $978.25             14                 10%                 $108.69
7                 80%                  $869.55             15                 0%                  $0.00
8                 70%                  $760.86


A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT VALUE IF THIS POLICY IS SURRENDERED FOR ITS NET CASH SURRENDER VALUE OR IF THIS POLICY
TERMINATES WITHIN THE FIRST FOURTEEN POLICY YEARS. A PARTIAL SURRENDER CHARGE WILL ALSO BE SUBTRACTED FROM YOUR POLICY ACCOUNT VALUE IF YOU MAKE A PARTIAL SURRENDER OF THIS POLICY. THE MAXIMUM CHARGE AT ANY TIME IN A POLICY YEAR IS EQUAL TO THE LESSER OF (1) THE CHARGE SHOWN IN THE TABLE ABOVE FOR THAT YEAR; OR
(2) AN AMOUNT EQUAL TO (A) TIMES (B) WHERE (A) IS 25% OF THE FIRST $1,025 IN PREMIUM RECEIVED DURING THE FIRST POLICY YEAR, PLUS 4% OF ALL OTHER PREMIUM RECEIVED DURING THE FIRST POLICY YEAR; AND (B) IS THE FACTOR IN THE TABLE ABOVE FOR THAT YEAR.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. SEE PAGE 17 FOR A DESCRIPTION OF SURRENDER CHARGES FOR FACE AMOUNT INCREASES.

IN THE FACE AMOUNT IS REDUCED WITHIN THE FIRST FOURTEEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM YOUR POLICY ACCOUNT VALUE. SEE PAGE 17 FOR A DESCRIPTION OF THE PRO RATA SURRENDER CHARGE.


                          POLICY INFORMATION CONTINUED

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                       OF NET AMOUNT AT RISK (SEE PAGE 13)

---------------------- --------------------------------- ---------------------- ------------------------------------
             Attained                           Monthly               Attained                              Monthly
                  Age                              Rate                    Age                                 Rate
---------------------- --------------------------------- ---------------------- ------------------------------------
                   35                           0.14419                     68                              2.49957
                   36                           0.15169                     69                              2.75591
                   37                           0.16169                     70                              3.04592
                   38                           0.17253                     71                              3.37720
                   39                           0.18420                     72                              3.75992
                   40                           0.19837                     73                              4.19334
                   41                           0.21338                     74                              4.67004
                   42                           0.22922                     75                              5.18003
                   43                           0.24673                     76                              5.71919
                   44                           0.26590                     77                              6.28340
                   45                           0.28758                     78                              6.87612
                   46                           0.31093                     79                              7.51607
                   47                           0.33595                     80                              8.22375
                   48                           0.36347                     81                              9.01810
                   49                           0.39349                     82                              9.91569
                   50                           0.42768                     83                             10.91280
                   51                           0.46688                     84                             11.99040
                   52                           0.51193                     85                             13.12418
                   53                           0.56365                     86                             14.29994
                   54                           0.62122                     87                             15.49991
                   55                           0.68547                     88                             16.71910
                   56                           0.75557                     89                             17.97489
                   57                           0.82985                     90                             19.28574
                   58                           0.91250                     91                             20.68243
                   59                           1.00518                     92                             22.21791
                   60                           1.10873                     93                             24.04369
                   61                           1.22400                     94                             26.50346
                   62                           1.35684                     95                             30.20740
                   63                           1.50727                     96                             36.35803
                   64                           1.67447                     97                             47.21180
                   65                           1.85761                     98                             66.20701
                   66                           2.05588                     99                             90.90909
                   67                           2.26847
---------------------- --------------------------------- ---------------------- ------------------------------------

DEFINITIONS

We, Our, Us.  AIG Life Insurance Company.

Administrative Office.  One Alico Plaza, Wilmington, DE 19899.

Allocation Date. The first business day following the completion of the Right To Examine This Policy period.

Attained Age. The Insured Person's age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary. The person(s) who is entitled to the Insurance Benefit of this Policy.

Cash Surrender Value. Policy Account Value less any applicable surrender charge that would be deducted upon surrender. See page 5.

Death Benefit. The amount of money payable to the Beneficiary if the Insured Person dies while the Policy is in force. The Death Benefit is described on page 10.

Face Amount. The amount of insurance You have specified and from which the death benefit will be determined. The initial Face Amount is shown in the Policy Information section.

Grace Period. The period of time following a Monthly Anniversary during which this Policy will continue in force while the Net Cash Surrender Value is not sufficient to cover the total monthly deduction then due.

Guaranteed Account. An account within the general account which consists of all of Our assets other than the assets of the Separate Account and any of Our other separate accounts.

Insured Person.  The person whose life is covered by the Policy.

Issue Date. The date the Policy is issued. It may be a later date than the Policy Date if the initial Premium is received at Our Administrative Office and invested before underwriting has been completed. Once issued, Policy coverage is retroactive to the Policy Date. The Issue Date is used to measure contestability periods. See page 20.

Maturity Date. The Policy Anniversary following the Insured Person's attained age 99.

Monthly Anniversary. The same day as the Policy Date for each succeeding month, except that, for those months not having such a day, it is the last day of that month.

Net Cash Surrender Value.  The Cash Surrender Value less any Outstanding Loan.

Net Premium. A Premium less any expense charges deducted from the Premium. See page 4.

Outstanding Loan. The total amount of Policy loans including both principal and accrued interest.

Owner, You, Your. The person who purchased this Policy as shown in the application, unless later changed. The Owner may be someone other than the Insured Person.

Planned Periodic Premium. The amount of Premium You have selected to pay at the frequency shown in the Policy Information section.

Policy. This Flexible Premium Variable Life Insurance contract between AIG Life Insurance Company and You.

Policy Account Value. The total amounts in the accounts credited to a Policy. The Policy Account Value is described on page 15.

Policy Anniversary.  An anniversary of the Policy Date.

Policy Date. The first date as of which We have received the initial Premium and an application in good order. If a Policy is issued, insurance is effective as of the Policy Date.

Policy Loan Account. The portion of the Policy Account Value held in the Guaranteed Account as collateral for Policy loans.

Policy Month. The month commencing with the Policy Date and ending on the day before the first Monthly Anniversary, or any following month commencing with a Monthly Anniversary and ending on the day before the next Monthly Anniversary.

Policy Year. The year commencing with the Policy Date and ending on the day before the first Policy Anniversary, or any following year commencing with a Policy Anniversary and ending on the day before the next Policy Anniversary.

Premium. The total consideration paid by you in exchange for our obligations under this Policy. The initial Premium is due on or before delivery of this Policy.

Separate Account. Variable Account II, a separate investment account of AIG Life Insurance Company.

Subaccount. A division of the Separate Account established to invest in a particular fund and available for investment under the Policy.

Valuation Date.  Each day the New York Stock Exchange is open for business.

Valuation Period. A period commencing with the close of business on the New York Stock Exchange on any particular day and ending at the close of business on the New York Stock Exchange for the next succeeding Valuation Date.

POLICYOWNER AND BENEFICIARY PROVISIONS

Owner. The Owner of this Policy is the Insured Person unless otherwise stated in the application, or later changed.

As the Owner, You are entitled to exercise all the rights of this Policy while the Insured Person is living. To exercise a right, You do not need the consent of anyone who has only a conditional or future ownership interest in this Policy.

Beneficiary. The Beneficiary is as stated in the application, unless later changed. The Beneficiary is entitled to the Insurance Benefit of this Policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one Beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the Insured Person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless You have made another arrangement with us.

If there is no designated Beneficiary living at the death of the Insured Person, We will pay the Insurance Benefit to the Owner, if living, otherwise to the Owner's estate.

Changing The Owner Or Beneficiary. While the Insured Person is living, You may change the Owner or Beneficiary by written notice in a form satisfactory to us. (You can get such a form from Our agent or by writing to Us at Our
Administrative Office.) The change will take effect on the date You sign the notice. But, it will not apply to any payment We make or other action We take before We receive the notice. If You change the Beneficiary, any previous arrangement You made as to a payment option for benefits is canceled. You may choose a payment option for the new Beneficiary in accordance with "How Benefits Are Paid" on page 20.

Assignment. You may assign this Policy, if We agree. In any event, We will not be bound by an assignment unless We have received it in writing at Our Administrative Office. Your rights and those of any other person referred to in this Policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

THE BENEFITS WE PAY

Insurance Benefit. We will pay the Insurance Benefit of this Policy to the Beneficiary when We receive at Our Administrative Office (1) proof satisfactory to Us that the Insured Person died before the Maturity Date and while this Policy was in force; and (2) all other requirements We deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which We will determine as of the date of the Insured Person's death:

     o   the Death Benefit described below;
     o plus any other benefits then due from riders to this Policy; o minus any Outstanding Loan and accrued loan interest;
     o minus any overdue deductions from Your Policy Account Value if the Insured Person dies during a Grace Period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate We determine, but not less than the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this Policy. See Pages 20 and 21, where We specify Our right to contest the Policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

Death Benefit. The Death Benefit will be determined under either Death Benefit Option I or II below, whichever You have chosen and is in effect at such time.

Under either Death Benefit Option, the duration of insurance coverage depends upon Your Net Cash Surrender Value.

Under Death Benefit Option I, the Death Benefit is the greater of the Face Amount, or a percentage of the Policy Account Value on the date of death (see Table Of Applicable Percentages, below). Under this Option, the amount of the Death Benefit is fixed, unless it is determined by such a percentage.

Under Death Benefit Option II, the Death Benefit is the greater of the Face Amount plus the Policy Account Value on the date of death, or a percentage of the Policy Account Value on the date of death (see Table Of Applicable Percentages, below). Under this Option, the amount of the Death Benefit is variable.

The following table is used in determining the Death Benefit under Death Benefit Options I and II above. For Attained Ages not shown, the applicable percentages shall decrease by a ratable portion for each full year.

            Table Of Applicable Percentages

        Attained Age             Percentage
         40 Or Less                 250%
             45                     215%
             50                     185%
             55                     150%
             60                     130%
             70                     115%
       75 through 90                105%
       95 through 99                100%


Maturity Benefit. If the Insured Person is living on the Maturity Date defined in the Policy Information section, We will pay You Your Policy Account Value on that date minus any Outstanding Loan and accrued loan interest. This Policy will then end, subject to Your election of the Extended Maturity Option.

Extended Maturity Option. If the Insured Person is living on the Maturity Date of this Policy, You may elect to continue this Policy. You must send Us written notice of such election. At that time all riders attached to this Policy will end, no further Premium will be accepted and no cost of insurance charges will be incurred. The amount of the Death Benefit will then be equal to the Policy Account Value minus any Outstanding Loan and accrued loan interest.

CHANGING THE FACE AMOUNT OR THE DEATH BENEFIT OPTION

At any time after the first Policy Year while this Policy is in force, You may change the Death Benefit Option or the Face Amount by written request to Us at Our Administrative Office, subject to Our approval and the following:

1. You may ask Us to increase the Face Amount if You provide evidence satisfactory to Us of the insurability of the Insured Person. If the Face Amount is increased, then the cost of insurance rate for the amount of the increase will be based on the rating class of the Insured Person on the date of the increase, and the Insured Person's sex and Attained Age. Any increase You ask for must be at least $10,000. There is a charge for such increase which is shown in the Policy Information section. We will deduct the charge from Your Policy Account Value beginning with the date the increase takes effect. Such deduction will be made in accordance with the "Treatment Of Deductions" provision on Page 13. If You increase the Face Amount, an additional fourteen year surrender charge may apply to that increase if any or all of that increase is surrendered before the end of the fourteenth year from the effective date of increase. We will not allow You to increase the Face Amount more than once during any Policy Year, nor will We allow You to increase the Face Amount after the Insured Person's 75th birthday.

2. You may ask Us to reduce the Face Amount but not to less than the minimum Face Amount for which We would then issue this Policy under Our rules. Any such reduction in the Face Amount may not be less than $5,000 or, during the first five Policy Years, more than 10% of the original Face Amount. If You do this before the end of the fourteenth year or before the end of the fourteenth year following an increase in the Face Amount, We may deduct from Your Policy Account Value a pro rata share of the applicable surrender charge (see Page 17). Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount. We will not allow You to reduce the Face Amount in the first year immediately following the effective date of an increase in the Face Amount or more than once during any Policy Year.

3. You can change Your Death Benefit Option. We may require that You submit evidence, satisfactory to Us that the Insured Person is insurable. If You ask Us to change from the Death Benefit Option I to Death Benefit Option II, We will decrease the Face Amount by the amount in Your Policy Account Value on the date the change takes effect. However, We reserve the right to decline to make such change if it would reduce the Face Amount below the minimum Face Amount for which We would then issue this Policy under Our rules. If You ask Us to change from Death Benefit Option II to Death Benefit Option I, We will increase the Face Amount by the amount in Your Policy Account Value on the date the change takes effect. Such decreases and increases in the Face Amount are made so that the Death Benefit remains the same on the date the change takes effect. However, if Your Death Benefit is determined by a percentage multiple of the Policy Account Value, there may be an increase in the Death Benefit.

4. The change will take effect at the beginning of the Policy Month that coincides with or next follows the date We approve Your request.

5. We reserve the right to decline to make any change that We determine would cause this Policy to fail to qualify as life insurance under applicable tax law as interpreted by Us (see Page 20).

6. You may ask for a change by completing an Application For Change, which You can get from Our agent or by writing to Us at Our Administrative Office. A copy of Your Application For Change will be attached to the new Policy Information section that We will issue when the change is made. The new section and the Application For Change will become a part of this Policy. We will require You to return this Policy to Our Administrative Office to make a Policy change.

THE PREMIUMS YOU PAY

The initial Premium shown in the Policy Information section is due on or before delivery of this Policy. No insurance will take effect before the initial Premium is paid. Other Premiums may be paid at any time while this Policy is in force and before the Maturity Date at Our Administrative Office.

We will send Premium notices to You for the Planned Periodic Premium shown in the Policy Information section. You may skip Planned Periodic Premiums. However, this may adversely affect the duration of the Death Benefit and Your Policy's values.

Limits. Each Premium after the initial one must be at least the minimum Premium amount shown in the Policy Information section. We may increase this minimum limit 90 days after We send You written notice of such increase. We reserve the right to limit the amount of any Premium which is in addition to the Planned Periodic Premiums.

We also reserve the right not to accept Premium (in a Policy Year) that We determine would cause this Policy to fail to qualify as life insurance under applicable tax law as interpreted by Us (see Page 20).

Grace Period. The duration of insurance coverage depends upon the Net Cash Surrender Value being sufficient to cover the total monthly deductions described on Page 13. If the Net Cash Surrender Value at the beginning of any Policy Month is less than such deductions for that month, We will send a written notice to You and any assignee on Our records at last known addresses stating that a Grace Period of 61 days has begun, starting with the beginning of that Policy Month. The notice will also state the amount of premium which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Policy Account Value and no Policy changes were made. If we do not receive the requested premium amount before the end of the Grace Period, this Policy will end without value.

If We do receive the requested premium amount before the end of the Grace Period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, We will send a written notice that a new 61 day Grace Period has begun and request additional premium.

If the Insured Person dies during a Grace Period, We will pay the Insurance Benefit as described on Page 9.

Reinstatement Of Your Policy. If this Policy has ended without value, You may reinstate the Policy while the Insured Person is alive if you:

1. Ask for reinstatement of the Policy within 3 years from the end of the Grace Period; and

2.   Provide evidence of insurability satisfactory to us; and

3. Pay a Premium sufficient to cover (i) the total monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement; (ii) total monthly deductions for 3 months, calculated from the effective date of reinstatement; and (iii) the charge for applicable taxes, the Premium charge, and any increase in surrender charges associated with this payment. We will determine the required Premium as if no interest or investment performance were credited to or charged against Your Policy Account Value; and

4. Repay or reinstate any Policy loan which existed on the date the Policy ended.

The effective date of the reinstatement of this Policy will be the beginning of the Policy Month which coincides with or next follows the date We approve Your request.

From the required Premium We will deduct the charge for applicable taxes and the Premium charge. The Policy Account Value, Policy loan and surrender charges applicable at the time of reinstatement will be those that were in effect on the date this Policy lapsed.

We will start to make monthly deductions again as of the effective date of reinstatement. The monthly administrative charges from the beginning of the Grace Period to the effective date of reinstatement will be deducted from the Policy Account Value as of the effective date of reinstatement.

YOUR POLICY ACCOUNT VALUE AND HOW IT WORKS

Premium. When We receive Your Premium, We subtract the expense charges shown in the table in the Policy Information section. We put the balance (the Net Premium) into Your Policy Account Value as of the date We receive the Premium at Our Administrative Office, and before any deductions from Your Policy Account Value as of the Policy Date if it is later than the date of receipt. No Premiums will be applied to Your Policy Account Value until the full initial Premium, as shown on Your application, is received at Our Administrative Office.


Monthly Deductions. At the beginning of each Policy Month We make a deduction from Your Policy Account Value to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision. Such deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

     o    the monthly administrative charges;

     o    the monthly cost of insurance for the Insured Person;

     o    the monthly cost of any benefits provided by riders to this Policy.

The monthly cost of insurance is the sum of a) Our current monthly cost of insurance rate times the net amount at risk at the beginning of the Policy Month divided by $1,000; plus b) any extra charge per $1,000 of Face Amount shown in the Policy Information section, times the Face Amount at the beginning of the Policy Month divided by $1,000. If the Death Benefit is the Face Amount, then the net amount at risk is the Death Benefit divided by 1.0032737 minus the amount in Your Policy Account Value at that time. However, if the Death Benefit is a percentage of the Account Value of this Policy, then the net amount at risk is the Death Benefit minus the amount in Your Policy Account Value at that time. The cost of insurance rate is based on the Face Amount and on the sex, Attained Age, rating class, and smoker or non-smoker status of the Insured Person.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates We use will be as described in "Changes In Policy Cost Factors" on page 20. They will never be more than those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on page 6.

Other Deductions. We also make the following additional deductions from Your Policy Account Value as they occur:

     o We deduct a partial surrender charge if You make a partial surrender of this Policy (see page 17).

     o We deduct a surrender charge if, before the end of the fourteenth Policy Year, You give up this Policy for its Net Cash Surrender Value, You reduce the Face Amount, or if this Policy terminates without value at the end of a Grace Period (see page 17). A surrender charge may also apply to such transactions for up to fourteen years immediately following a Face Amount increase.

     o    We deduct a charge if You increase the Face Amount (see page 11).

     o    We deduct a charge for certain transfers (see page 14).

      o   We deduct a charge for loans (see page 18).

Treatment Of Deductions. We will make all deductions based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Policy Account Value.

YOUR INVESTMENT OPTIONS

Allocations. This Policy provides investment options for the amount in Your Policy Account Value. Amounts put into Your Policy Account Value are allocated to the Subaccounts and to the unloaned portion of Our Guaranteed Account at Your direction. You specified Your initial Premium allocation percentages in Your application for this Policy, a copy of which is attached to this Policy. Unless You change them, such percentages shall also apply to subsequent Premiums. However, any Premium which is put into Your Policy Account Value prior to the Allocation Date will initially be allocated to the Money Market Subaccount. On the Allocation Date, any such amounts then in the Money Market Subaccount will be allocated in accordance with the directions contained in Your Policy application.

No less than 5% of a Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100. The sum of the Premium allocation percentages must equal 100. You may change such allocation percentages by written notice to Our Administrative Office. A change will take effect on the date We receive it at Our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

Transfers. At Your written request to Our Administrative Office, We will transfer amounts from Your value in any Subaccounts to one or more other Subaccounts or to Our Guaranteed Account. Any such transfer will take effect on the date We receive Your written request for it at Our Administrative Office.

Once during each Policy Year You may ask Us by written request to Our Administrative Office to transfer an amount You specify from Your unloaned value in Our Guaranteed Account to one or more Subaccounts. However, We will make such a transfer only if (1) We receive Your written request at Our Administrative Office within 30 days before or after a Policy Anniversary; and (2) the amount You specify is not more than the greater of 25% of Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect or the minimum transfer amount shown on page 3. In no event will We transfer more than Your unloaned value in Our Guaranteed Account. The transfer will take effect on the date We receive Your written request for it at Our Administrative Office but not before the Policy Anniversary.

The minimum amount that We will transfer from the amount You have in a Subaccount is the lesser of the minimum transfer amount shown on page 3 or the amount You have in that Subaccount on that date, except as stated in the next paragraph. The minimum amount that We will transfer from the amount You have in Our Guaranteed Account is the lesser of the minimum transfer amount shown on page 3 or Your unloaned value in Our Guaranteed Account as of the date the transfer takes effect, except as stated in the next paragraph. If You do not transfer the entire amount You have in a Subaccount or of the unloaned amount You have in Our Guaranteed Account, the remaining value in either must be no less than the minimum transfer amount shown on page 3.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

We reserve the right to make a transfer charge up to the amount shown on Page 4. The transfer charge, if any, is deducted from the amounts transferred from the Subaccounts and the Guaranteed Account based on the proportion that the amount transferred from each Subaccount and the Guaranteed Account bears to the total amount being transferred. A transfer from the Money Market Subaccount on the Allocation Date (if applicable) will not incur a transfer charge.

YOUR POLICY ACCOUNT VALUE

The amount in Your Policy Account Value at any time is equal to the sum of the amounts You then have in Our Guaranteed Account and the Subaccounts under this Policy.

Your Value In The Subaccounts. The amount You have in a Subaccount under this Policy at any time is equal to the number of units this Policy then has in that Subaccount multiplied by the Subaccount's unit value at that time. A Policy transaction occurs when units of a Subaccount are either purchased or redeemed. Amounts allocated, transferred or added to a Subaccount are used to purchase units of that Subaccount; units are redeemed when amounts are deducted, loaned, transferred, or fully or partially surrendered.

The number of units a Policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount to that time. The number of units purchased or redeemed in a Policy transaction is equal to the dollar amount of the Policy transaction divided by the
Subaccount's unit value on the date of the Policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the Subaccounts at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of a Subaccount on any business day is equal to the unit value for that Subaccount on the immediately preceding business day multiplied by the net investment factor for that Subaccount on that business day.

The net investment factor for a Subaccount on any business day is (a) divided by
(b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the Subaccount at the close of business on such business day before any Policy transaction are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that Subaccount at the close of business on the immediately preceding business day after all transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .90% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each Subaccount shall be the value reported to Us by that investment company.

Your Value In Our Guaranteed Account. The amount You have in Our Guaranteed Account at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and partially surrendered from it.

We will credit Our Guaranteed Account with interest rates We determine. An interest rate equal to the loan interest rate will be applied to the loaned portion in Our Guaranteed Account which is considered preferred Policy loan. An interest rate of not less than the Policy loan rate minus 2% will be credited to the loaned amount in Our Guaranteed Account which is considered non-preferred Policy loan. Any change in the interest rate We credit to the unloaned amount in Our Guaranteed Account will be as described in "Changes In Policy Cost Factors" on Page 20. The interest rate applied to either the loaned or unloaned amount in Our Guaranteed Account will not be less than 4% per year, compounded annually.

At the end of each Policy Month We will credit interest on unloaned amounts in Our Guaranteed Account as follows:

      o On amounts that remain in Our Guaranteed Account for the entire Policy Month from the beginning to the end of the Policy Month.

      o On amounts allocated to Our Guaranteed Account during a Policy Month that are Net Premium payments or loan repayments, from the date We receive them to the end of the Policy Month.

      o On amounts transferred to Our Guaranteed Account during a Policy Month from the date of the transfer to the end of the Policy Month.

      o On amounts deducted or partially surrendered from Our Guaranteed Account during a Policy Month, from the beginning of the Policy Month, or the date such amount is allocated to the Guaranteed Account, if later, to the date of the deduction or partial surrender.


THE CASH SURRENDER VALUE OF THIS POLICY

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in Your Policy Account Value on that date minus any surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any Policy loan and accrued loan interest. You may give up this Policy for its Net Cash Surrender Value at any time while the Insured Person is living. You may do this by sending Us a written request for it and this Policy to Our Administrative Office. We will compute the Net Cash Surrender Value as of the date We receive Your request for it and this Policy at Our
Administrative Office. All insurance coverage under this Policy ends on such date.

Surrender Charges. If You give up this Policy for its Net Cash Surrender Value or if it ends without value at the end of a Grace Period before the end of the fourteenth Policy Year, We will subtract a surrender charge from Your Policy Account Value. A table of maximum surrender charges is in the Policy Information section.

An increase in the Face Amount will result in an additional fourteen year surrender charge applicable to that increase. The additional surrender charge period will begin on the effective date of the increase.

If the Face Amount is reduced before the end of the fourteenth Policy Year or within fourteen years immediately following a Face Amount increase, because You asked for a reduction in the Face Amount, We will also deduct a pro rata share of any applicable surrender charge from Your Policy Account Value. Reductions will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the original Face Amount.

The amount of any pro rata surrender charge will be determined by the formula A/B x C, where:

      A = the amount of the reduction in the Face Amount.

      B = the Face Amount immediately prior to the reduction.

      C = the total surrender charge applicable to this policy immediately prior to the reduction.

If there is an increase or reduction in the surrender charge shown on page 5, We will send You a new table showing the revised surrender charges. We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

Partial Surrender. A partial surrender will result in a reduction in the Cash Surrender Value and in Your Policy Account Value equal to the partial surrender amount as well as a reduction in Your Death Benefit. If Death Benefit Option I is in effect, the partial surrender may also result in a decrease in the Face Amount. However, We will not allow such partial surrender if it would reduce the Face Amount to less than the minimum amount for which We would then issue this Policy under Our rules. We will also not allow a partial surrender during the first Policy Year or during the first 12 Policy Months immediately following an increase in the Face Amount. After such periods and while the Insured Person is living, You may ask for a partial surrender by written request to Our Administrative Office no more than twice during a Policy Year. Your request will be subject to Our approval based on Our rules in effect when We receive Your request, and to the minimum partial surrender amount shown in the Policy Information section. The partial surrender amount deducted from the Policy Account Value is equal to the amount requested plus the expense charge shown in the Table Of Expense Charges in the Policy Information section, as well as a partial surrender charge. We have the right to decline a request for a partial surrender.

You may tell Us how much of each partial surrender is to come from Your unloaned value in Our Guaranteed Account and from Your values in each of the Subaccounts. If You do not tell us, the partial surrender will be deducted from the Policy Account Value based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Policy Account Value.

Such partial surrender and resulting reduction in the Death Benefit, in the Cash Surrender Value and in Your Policy Account Value will take effect on the date We receive Your written request for it at Our Administrative Office. We will send You the applicable new page in the Policy Information section if a partial surrender results in a reduction in the Face Amount. It will become a part of this Policy. We may require You to return this Policy to Our Administrative Office to make a change.

Partial Surrender Charge. The partial surrender charge is equal to the amount of partial surrender plus the expense charge for a partial surrender divided by the Net Cash Surrender Value immediately prior to the partial surrender and then multiplied by the total surrender charge in effect at that time.

HOW A LOAN CAN BE MADE

Policy Loans. After the first Policy Year You can get a loan on this Policy while it has a loan value. However, We will not allow You to get a loan during the first 12 Policy Months immediately following an increase in the Face Amount and We will not allow you to get more than two loans during a Policy Year. This Policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. We will deduct a fee from Your Policy Account Value for each Policy loan. Any amount on loan is part of Your Policy Account Value (see page 16). We refer to this as the loaned portion of Your Policy Account Value.

Loan Value. The loan value on any date is 90% of the Net Cash Surrender Value on that date. The amount of the loan may not be more than the loan value. If You request an increase to an existing loan, the amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a Policy loan must be in writing to Our Administrative Office. You may tell Us how much of the requested loan is to be allocated to Your unloaned value in Our Guaranteed Account and Your value in each Subaccount. Such values will be determined as of the date We receive Your request. If You do not tell Us We will allocate the loan based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Policy Account Value.

The loaned portion of Your Policy Account Value will be maintained as a part of Our Guaranteed Account. Thus, when a loaned amount is allocated to an Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the loan so allocated and transfer that amount to Our Guaranteed Account.

Preferred Loan Value. In Policy Year 11 and thereafter, the loaned portion of Your Policy Account Value which is equal to or less than Your Policy Account Value minus the sum of the Premiums paid into this Policy will be considered preferred Policy loan. The remaining loaned portion of Your Policy Account Value will be considered non-preferred Policy loan.
These amounts will be recalculated on each Monthly Anniversary.

Loan Interest. Interest on a loan accrues daily at the loan interest rate shown in Policy Information section. Loan interest is due on each Policy Anniversary. If the interest is not paid when due, it will be added to Your Outstanding Loan and allocated based on the proportion that Your unloaned value in Our Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Policy Account Value. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover the amount of the interest so allocated and transfer that amount to Our Guaranteed Account.

Loan Repayment. You may repay all or part of a Policy loan at any time while the Insured Person is alive and this Policy is in force. We will assume that any payment You make to Us while You have a loan and Your Policy is not in the Grace Period is a loan repayment, unless You tell Us in writing that it is a Premium payment. A loan repayment will reduce the loaned portion of Your Policy Account and will then be allocated on the basis of the Premium allocation percentages then in effect.

Failure to repay a Policy loan or to pay loan interest will not terminate this Policy unless at the beginning of a Policy Month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply (see page 12).

A Policy loan will have a permanent effect on Your benefits under this Policy even if it is repaid.

OUR SEPARATE ACCOUNT

The Separate Account is described on page 3. We established it and We maintain it under the laws of the State of Delaware. Realized and unrealized gains and losses from the assets of Our Separate Account are credited or charged against it without regard to Our other income, gains, or losses. Assets are put in the Separate Account to support this Policy and other variable life insurance policies.

The assets of the Separate Account are Our property. The portion of its assets equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business We conduct. We may transfer assets of the Separate Account in excess of its reserves and other liabilities to another separate account or to Our general account.

Subaccounts. Our Separate Account consists of Subaccounts. Each Subaccount invests its assets in shares of a designated investment company or companies. The Subaccounts that You chose for Your initial allocations are shown on the application for this Policy, a copy of which is attached to this Policy. We may from time to time make other Subaccounts available to you. We will provide You with written notice of all material details including investment objectives and all charges.

We have the right to change, add or delete designated investment companies. We have the right to add or remove Subaccounts. We also have the right to combine any two or more Subaccounts.

Consistent with state law, We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of Policy Owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the Subaccounts by making direct investments or in any other form. If We do so, We may invest the assets of the Separate Account or one or more of the Subaccounts in any legal investments. We will rely upon Our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment advisor or any investment Policy may not be changed without Our consent. If required by law or regulation, the investment policy of a Subaccount will not be changed by Us unless approved by the Commissioner of Insurance of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

If any of these changes result in a material change in the underlying investments of a Subaccount, We will notify You of such change, as required by law. If You have value in that Subaccount, We will transfer it at Your written direction from that Subaccount (without charge) to another Subaccount or to Our Guaranteed Account, and You may then change Your Premium allocation percentages.

OUR ANNUAL REPORT TO YOU

For each Policy Year We will send You a report for this Policy that shows the current Death Benefit, the value You have in Our Guaranteed Account and the value You have in each Subaccount of Our Separate Account, the Cash Surrender Value and any Policy loan with the current loan interest rate. It will also show the Premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this Policy is delivered.

HOW BENEFITS ARE PAID

The Insurance Benefit, surrender value or Your Policy Account Value payable on the Maturity Date will be paid immediately in one sum. Or, You can choose another form of payment for all or part of them. If you send Us a written notice, We will inform You of all other forms of payment including annuities, with or without life contingencies. Interest on any other form of payment will be at an annual rate of interest that We decide, but not less than the rate required by the law of the state in which this Policy is delivered. If You do not arrange for a specific choice before the Insured Person dies, the Beneficiary will have this right when the Insured Person dies. If You do make an arrangement, however, the Beneficiary cannot change it after the Insured Person dies.

OTHER IMPORTANT INFORMATION

Your Contract With Us. This Policy is issued in consideration of the payment of the initial Premium shown in the Policy Information section.

This Policy, and the attached copy of the initial application and all subsequent applications to change this Policy, and all additional Policy Information sections added to this Policy, make up the entire contract. The rights conferred by this Policy are in addition to those provided by applicable Federal and State laws and regulations.

Only Our executive officers can modify this contract or waive any of Our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes - Applicable Tax Law. For You and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or and successor law or regulation. Therefore, to assure this qualification for You, We have reserved earlier in this Policy the right to decline to accept Premium, in whole or in part, to decline to change Death Benefit Options, to decline to change the Face Amount or to decline to make partial surrenders that would cause this Policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, We reserve the right to make changes in this Policy or its riders (for example, in the Table Of Applicable Percentages on page 10) or to require additional Premium or to make distributions from this Policy to the extent We deem it necessary to continue to qualify this Policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance notice of such changes.

Changes In Policy Cost Factors. Changes in Policy cost factors (interest rates We credit, cost of insurance deductions and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in Policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

When The Policy Is Incontestable. We have the right to contest the validity of this Policy based on material misstatements made in the initial application for this Policy. We also have the right to contest the validity of any Policy change or restoration based on material misstatements made in any application for that change. However, We will not contest the validity of this Policy after it has been in effect during the lifetime of the Insured Person for two years from the Issue Date shown in the Policy Information section. We will not contest any Policy change that requires evidence of insurability, or any restoration of this Policy, after the change or restoration has been in effect for two years during the Insured Person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

What If Age Or Sex Has Been Misstated? If the Insured Person's age or sex has been misstated on any application, the Death Benefit and any benefits provided by riders to this Policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

How The Suicide Exclusion Affects Benefits. If the Insured Person commits suicide (while sane or insane) within two years after the Issue Date shown in the Policy Information section, Our liability will be limited to the payment of a single sum. This sum will be equal to the Premiums paid, minus any loan and accrued loan interest and minus any partial surrender and minus the cost of any riders attached to this Policy. If the Insured Person commits suicide (while sane or insane) within two years after the effective date of a change that You asked for that increases the Death Benefit, then Our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase plus the expense charge deducted for the increase (see page 11).

How We Measure Policy Periods And Anniversaries. We measure Policy Years, Policy Months, and Policy Anniversaries from the Policy Date. Each Policy Month begins on the same day as the Policy Date for each succeeding month, except that, for those months not having such a day, it is the last day of that month.

How, When And What We May Defer. We may not be able to obtain the value of the assets of the Subaccounts if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the Subaccounts, We may defer:

1.   Determination and payment of partial surrenders;

2.   Determination  and  payment  of any  Death  Benefit  in  excess of the Face
     Amount;

3.   Payments of loans;

4.   Determination of the unit values of the Subaccounts; and

5.   Any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to Our Guaranteed Account, We may defer payment of any partial surrender or loan amount for up to six months after We receive a request for it. We will allow interest, at a rate of at least 4% a year, on any Net Cash Surrender Value payment derived from Our Guaranteed Account that we defer for 30 days or more.

The Basis We Use For Computation. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, We have filed with the insurance supervisory official of the jurisdiction in which this Policy is delivered a detailed statement of Our method of computing such values. We compute reserves under this Policy by the Commissioners Reserve Valuation Method.

We base minimum Cash Surrender Values and reserves on the Commissioners 1980 Standard Ordinary Male and Female, Smoker and Non-Smoker, Mortality Tables, Age Last Birthday. We also use these tables as the basis for determining maximum insurance costs, taking Account of sex, Attained Age, rating class and Smoker or Non-Smoker status of the Insured Person. We use an effective annual interest rate of 4%.

Policy Illustrations. Upon request We will give You an illustration of the future benefits under this Policy based upon both guaranteed and current cost factor assumptions. However, if You ask Us to do this more than once in any Policy Year, We reserve the right to charge You a fee for this service.

Policy Changes. You may add additional benefit riders or make other changes, subject to Our rules at the time of change.

                           AIG LIFE INSURANCE COMPANY
                                 ONE ALICO PLAZA
                                  P.O. BOX 667
                           WILMINGTON, DELAWARE 19899

Flexible Premium Variable Life Insurance Policy. Insurance payable upon death before the Maturity Date while this Policy is in force. Policy Account Value payable on Maturity Date. Adjustable Death Benefit. Premiums may be paid while Insured Person is living and before the Maturity Date. Net Cash Surrender Value must be sufficient to keep the Policy in force. Values provided by this Policy are based on declared interest rates, and on the investment performance of the Subaccounts. Policy values are not guaranteed as to dollar amount. Investment options are described on page 14. This is a non-participating Policy.